Exhibit 99.1

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400
Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400
Leigh Parrish/Caren Barbara FD (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD
SALES AND EARNINGS FOR FIRST QUARTER 2008
~ First Quarter Comparable Store Sales Increase 6.2% ~
~ Pre-Tax Income Increases 15% to $13.1 million~
     ROCHESTER, N.Y. — July 26, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its first quarter ended June 30, 2007.
First Quarter Results
     Sales for the first quarter of fiscal 2008 increased 9.3% to a record $107.6 million from $98.4 million in the first quarter of fiscal 2007. Comparable store sales increased 6.2%, exceeding the Company’s estimated range of 4.0% to 6.0%. The comparable store sales increase for the quarter was largely the result of increased sales in the tires, brakes and alignments categories, which increased by approximately 10%, 5%, and 26% respectively. The total sales increase for the quarter of $9.2 million included an increase in sales from new stores of $5.4 million, of which $4.2 million came from the former ProCare stores acquired in April 2006. For the quarter, comparable sales in the ProCare stores increased approximately 10% over the same period of the prior year.
     Gross margin improved to 43.4% in the first quarter from 41.7% in the prior year quarter due, in large part, to the increase in comparable store sales along with strong sales of higher-margin products. The increase in gross margin was also partially due to the recording of certain ProCare leases as capital leases, causing a shift in expense from rent to interest expense. Additionally, there were more vendor rebates received, as well as a shift in vendor rebates from SG&A to cost of sales in the current year quarter as compared to the prior year. SG&A expenses, as a percentage of sales, were 30.3% compared with 30.1% for the same period of the prior year, primarily due to the aforementioned shift in vendor rebates.
     Operating income for the quarter was a record $14.0 million, up 22.9% from $11.4 million in the prior year’s first quarter, and benefiting largely from the growth in sales and gross margin. Interest expense increased to $1.2 million from $.6 million in the prior year’s first quarter, largely due to the aforementioned recording of ProCare capital leases.
     Net income for the quarter increased to a record $8.2 million compared to $7.6 million for the prior year period. Diluted earnings per share were $.54 compared to $.50 in the first quarter of the prior fiscal year, which included a one-time $.03 income tax benefit. Excluding the benefit, earnings per diluted share would have increased 14.9% from $.47 in the prior year’s first quarter.
     During the quarter, the Company opened one location and closed three locations, ending first quarter fiscal 2008 with 696 stores.
     Robert G. Gross, President and Chief Executive Officer, stated, “We are pleased with our top line performance for the quarter, which maintained the strong trends we experienced in the second half of last year, particularly in higher-margin categories such as brakes and alignments. We believe we are continuing to gain market share. While our ProCare stores generated a 10% increase in comparable store sales, we had planned on 15%. As a result, the ProCare stores broke even for the quarter compared with the expected profit of approximately $.03 per share. However, we still achieved 15% pre-tax growth in a tough environment. Further, our overall results as well as our success across product and service categories demonstrate the strength of our two-store format approach and low-cost operating model.”
Company Outlook
     Based on first quarter results and current business trends, the Company anticipates second quarter fiscal 2008 comparable store sales growth to be in the range of 3% to 5% and diluted earnings per share to be between $.53 and $.56. This compares to $.37 in the second quarter fiscal 2007, which included an after-tax impairment charge of $.11 related to the Company’s Strauss Discount Auto equity investment.
     For the full fiscal year, the Company has increased its expected sales range to between $445 million to $455 million and maintains its expectations for comparable store sales growth of 3% to 5%. The Company has tightened its anticipated earnings range for fiscal 2008 and now expects fiscal 2008 earnings per diluted share to be $1.85 to $1.90. The revised expectations include the effects of the two recently announced acquisitions, as well as an expected $.05 earnings per share full year contribution from ProCare. The earnings estimates are based upon 15.3 million weighted average shares outstanding.
     Mr. Gross concluded, “For the remainder of the year, we will focus on integrating our Craven and Valley Forge acquisitions, achieving further improvements in ProCare, and continuing the strong sales momentum that we are experiencing across many of our product and service categories. As we have previously stated, challenging business conditions create opportunities for us to grow through attractively priced acquisitions. Given the current environment, we see several opportunities in our pipeline and expect to announce at least one additional acquisition by the end of the third quarter. Further, we remain confident in our market position and look forward to solid sales and earnings growth through the remainder of the year.”
Capital Structure Update
     The Company has repurchased 118,400 shares of its common stock for approximately $4.1 million, at the weighted average price of $34.78, in the period from January 1, 2007 through July 25, 2007. Under the share repurchase plan authorized in January 2007, the Company is authorized to purchase up to $30 million of its common stock within a term of 12 months.
     Separately, as previously announced in May 2007, the Company’s Board of Directors intends to declare a three-for-two stock split of the Company’s common stock to be effected in the form of a 50% stock dividend and subject to shareholder approval of an increase in the number of authorized common shares to 45,000,000. The shareholders will vote on the increase on August 21, 2007 at Monro’s regularly scheduled Annual Shareholders’ Meeting.

Conference Call Information
     The conference call will be broadcast live on Thursday, July 26, 2007 at 11:00 a.m. Eastern Time and will be available via the Company’s website, www.monro.com. An archive of the webcast will be available at this website an hour after the live call through midnight, August 10, 2007.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 705 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2007.
Tables to follow

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	Quarter Ended Fiscal June
	2007	2006	% Change

Sales	$107,622	$98,445	9.3%

Cost of sales, including distribution and occupancy costs	60,945	57,409	6.2

Gross profit	46,677	41,036	13.7

Operating, selling, general and administrative expenses	32,636	29,612	10.2

Operating income	14,041	11,424	22.9

Interest expense, net	1,189	636	87.1

Other (income), net	(239)	(627)	(61.9)

Income before provision for income taxes	13,091	11,415	14.7

Provision for income taxes	4,909	3,853	27.4

Net income	$8,182	$7,562	8.2

Diluted earnings per share	$.54	$.50	8.0%

Weighted average number of diluted shares outstanding	15,273	15,215

Number of stores open (at end of quarter)	696	701

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	June 30,	March 31,
	2007	2007

Current assets

Cash	$974	$965

Inventories	63,801	62,398

Other current assets	21,686	25,473

Total current assets	86,461	88,836

Property, plant and equipment, net	181,325	184,249

Other noncurrent assets	67,285	66,938

Total assets	$335,071	$340,023

Liabilities and Shareholders’ Equity

Current liabilities	$59,280	$60,508

Long-term debt	45,813	52,525

Other long term liabilities	12,589	11,871

Total liabilities	117,682	124,904

Total shareholders’ equity	217,389	215,119

Total liabilities and shareholders’ equity	$335,071	$340,023